As filed with the U.S. Securities and Exchange Commission on April 8, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

Vertiv Holdings Co
(Exact Name of Registrant as Specified in its Charter)

Delaware	81-2376902
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S Employer Identification No.)

1050 Dearborn Drive
Columbus, Ohio 43085
(Address of Principal Executive Offices)

2020 Stock Incentive Plan of Vertiv Holdings Co and it Affiliates
(Full Title of the Plan)

Colin Flannery
General Counsel and Corporate Secretary
Vertiv Holdings Co
1050 Dearborn Drive
Columbus, Ohio 43085
(Name and Address of Agent for Service)

(614) 888-0246
(Telephone Number, including Area Code, of Agent for Service)

With copies to:
Brian V. Breheny, Esq.
Andrew J. Brady, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1440 New York Ave., NW
Washington, DC 20005
(202) 371-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b 2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒	Non-accelerated filer	☐	Smaller reporting company	☒
						Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class A Common Stock, par value $0.0001 per share (the “Class A Common Stock”)	33,500,000 (1)	$7.9150 (2)	$265,152,500 (2)	$34,416.79 (3)

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover an indeterminate number of additional shares of Class A Common Stock of Vertiv Holdings Co (the “Registrant”) that may, with respect to the shares of Class A Common Stock registered hereunder, become issuable under the Registrant’s 2020 Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration, which results in an increase in the number of the Registrant’s outstanding shares of Class A Common Stock.

(2)Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) under the Securities Act, on the basis of the average of the high and low prices per share of the Class A Common Stock as reported on the New York Stock Exchange on April 3, 2020.

(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act. Calculated in accordance with Section 6 of the Securities Act and Rule 457 under the Securities Act by multiplying 0.0001298 and the proposed maximum aggregate offering price.

EXPLANATORY NOTE

Vertiv Holdings Co (the “Company” or “Registrant”) is filing this registration statement on Form S-8 (this “Registration Statement”) to register 33,500,000 shares of its Class A Common Stock, par value $0.0001 per share, issuable pursuant to the Registrant’s 2020 Stock Incentive Plan (the “Incentive Plan”).

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of the instructions to the Registration Statement on Form S-8 will be sent or given to participants in the Incentive Plan as required by Rule 428(b)(1) of the rules promulgated under the Securities Act of 1933, as amended. These documents are not being filed with the Securities and Exchange Commission (the “Commission”) as a part of this registration statement in accordance with Rule 428(b) and the Note to Part I of Form S-8.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

We are incorporating by reference certain information that we have filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The information contained in the documents that we are incorporating by reference is considered to be part of this Registration Statement, and the information that we later file with the SEC will automatically update and supersede the information contained or incorporated by reference into this Registration Statement. We are incorporating by reference:

•The Company’s Annual Report on Form 10-K for the year ended December 31, 2019 (“2019 Annual Report on Form 10-K”), which we filed with the SEC on March 11, 2020.

•The Company’s Current Reports on Form 8-K filed with the SEC on January 31, 2020, February 6, 2020, February 7, 2020, February 24, 2020, March 3, 2020, and March 12, 2020.

•The description of our Class A Common Stock, par value $0.0001 per share, set forth in Exhibit 4.9 to our 2019 Annual Report on Form 10-K.

All reports and definitive proxy or information statements filed pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Unless expressly incorporated into this Registration Statement, a report furnished but not filed on Form 8‑K under the Exchange Act shall not be incorporated by reference into this Registration Statement. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Section 145 of the DGCL, as amended, authorizes us to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of our directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

Our Certificate of Incorporation provides that our officers and directors are indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended. In addition, our Certificate of Incorporation provides that our directors will not be personally liable for monetary damages to us or our stockholders for breaches of their fiduciary duty as directors, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended.

Our Bylaws permit us to secure insurance on behalf of any officer, director, employee or agent of the Company for any liability arising out of his or her actions, regardless of whether Delaware law would permit such indemnification. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors. In addition, we have entered into indemnification agreements with each of our officers and directors, a form of which is incorporated by reference in this registration statement. These agreements require us to indemnify these individuals to the fullest extent permitted under Delaware law against liabilities that may arise by reason of their service to us, and to advance expenses incurred as a result of any proceeding against them as to which they could be indemnified.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from registration claimed

Not applicable.

Item 8. Exhibits

Exhibit Numbers	Description
4.2	Second Amended and Restated Certificate of Incorporation of Vertiv Holdings Co. (filed as Exhibit 3.1 to our Annual Report filed on March 12, 2020, and incorporated herein by reference)
4.3	Amended and Restated Bylaws of Vertiv Holdings Co. (filed as Exhibit 3.2 to our Annual Report filed on March 12, 2020, and incorporated herein by reference)
5.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP*
23.1	Consent of PricewaterhouseCoopers LLP, independent registered accounting firm for GS Acquisition Holdings Corp*
23.2	Consent of Ernst & Young LLP, independent registered accounting firm for Vertiv Holdings, LLC*
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 5.1)*
24.1	Powers of Attorney (included on the signature page hereto)*
99.1	2020 Stock Incentive Plan of Vertiv Holdings Co and its Affiliates (filed as Exhibit 10.5 to our Annual Report filed on March 12, 2020, and incorporated herein by reference)

*Filed herewith

Item 9. Undertakings

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Columbus, State of Ohio, on the 8th day of April, 2020.

VERTIV HOLDINGS CO

By:	/s/ Rob Johnson
Name: Rob Johnson
Title Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Rob Johnson, David J. Fallon and David M. Cote, and each of them his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) and supplements to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, and hereby grants to such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Rob Johnson	Chief Executive Officer and Director	April 8, 2020
Rob Johnson	(Principal Executive Officer)

/s/ David J. Fallon	Chief Financial Officer	April 8, 2020
David J. Fallon	(Principal Financial Officer)

/s/ Andrew S. Klaus	Chief Accounting Officer	April 8, 2020
Andrew S. Klaus	(Principal Accounting Officer)

/s/ David M. Cote	Executive Chairman of the Board	April 8, 2020
David M. Cote

/s/ Joseph van Dokkum	Director	April 8, 2020
Joseph van Dokkum

/s/ Roger Fradin	Director	April 8, 2020
Roger Fradin

/s/ Jacob Kotzubei	Director	April 8, 2020
Jacob Kotzubei

/s/ Matthew Louie	Director	April 8, 2020
Matthew Louie

/s/ Edward L. Monser	Director	April 8, 2020
Edward L. Monser

/s/ Steven S. Reinemund	Director	April 8, 2020
Steven S. Reinemund

/s/ Robin L. Washington	Director	April 8, 2020
Robin L. Washington